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                                                            EXHIBIT 5.1
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October 7, 1998

BANK ONE CORPORATION
One First National Plaza
Chicago, Illinois 60670

RE:  Registration Statement on Form S-3 Related to the Offering of Certain
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     Shares of Common Stock of the Company Pursuant to Rule 415 of the
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     Securities Act of 1933, as Amended
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Ladies and Gentlemen:

     I, or members of my staff subject to my supervision, have acted as counsel to BANK ONE CORPORATION, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to up to 891,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, to be sold by the selling stockholder named in the registration statement in an offering to be conducted pursuant to Rule 415 of the Securities Act of 1933, as amended.

     In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I have deemed necessary or appropriate. Based on the foregoing, I am of the opinion that the Shares have been validly issued and are legally authorized, fully paid and nonassessable.

     I hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorney who passed upon the legality of the Shares and to the filing of a copy of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Sherman I. Goldberg, Esq.

                                    Sherman I. Goldberg, Esq.